Preliminary Pricing Supplement No. 19,961

Registration Statement Nos. 333-293641; 333-293641-01

Dated November 6, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Contingent Income Memory Auto-Callable Securities due December 4, 2031

Based on the Performance of the S&P 500 Gold Navigator 40% VT 6% Decrement Index (USD) ER

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

￭The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities have the terms described in the accompanying product supplement, tax supplement and prospectus, as supplemented or modified by this document. The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest.

￭Contingent coupon. The securities will pay a contingent coupon (as well as any previously unpaid contingent coupons) but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. However, if the closing level of the underlier is less than the coupon barrier level on any observation date, we will pay no interest with respect to the related interest period.

￭Automatic early redemption. The securities will be automatically redeemed if the closing level of the underlier is greater than or equal to the call threshold level on any redemption determination date for an early redemption payment equal to the stated principal amount plus the contingent coupon with respect to the related interest period and any previously unpaid contingent coupons. No further payments will be made on the securities once they have been automatically redeemed.

￭Payment at maturity. If the securities have not been automatically redeemed prior to maturity and the final level is greater than or equal to the downside threshold level, investors will receive (in addition to the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons, if payable) the stated principal amount at maturity. If, however, the final level is less than the downside threshold level, investors will lose 1% for every 1% decline in the level of the underlier over the term of the securities. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

￭For additional information about the S&P 500 Gold Navigator 40% VT 6% Decrement Index (USD) ER, see the information set forth under “Annex A – S&P 500 Gold Navigator 40% VT 6% Decrement Index (USD) ER” below.

￭The securities are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of losing a significant portion or all of their principal and the risk of receiving no coupons over the entire term of the securities. You will not participate in any appreciation of the underlier. Investors in the securities must be willing to accept the risk of losing their entire initial investment. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Aggregate principal amount:	$
Underlier:	S&P 500 Gold Navigator 40% VT 6% Decrement Index (USD) ER (the “underlying index”)
Strike date:	November 30, 2026
Pricing date:	November 30, 2026
Original issue date:	December 3, 2026
Final observation date:	December 1, 2031, subject to postponement for non-trading days and certain market disruption events
Maturity date:	December 4, 2031
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $931.90 per security, or within $55.00 of that estimate. See “Estimated Value of the Securities” on page 5.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)(2)	Proceeds to us(3)
Per security	$1,000	$	$
Total	$	$	$

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each security from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Principal at Risk Securities dated April 8, 2026

Tax Supplement dated April 8, 2026 Prospectus dated April 8, 2026

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Terms continued from the previous page
Automatic early redemption:

The securities are not subject to automatic early redemption until the first redemption determination date. If, on any redemption determination date, the closing level of the underlier is greater than or equal to the call threshold level, the securities will be automatically redeemed for the early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been automatically redeemed.

The securities will not be redeemed on any early redemption date if the closing level of the underlier is less than the call threshold level on the related redemption determination date.

First redemption determination date:	May 28, 2027. Under no circumstances will the securities be redeemed prior to the first redemption determination date.
Redemption determination dates:

May 28, 2027, June 30, 2027, July 30, 2027, August 30, 2027, September 30, 2027, October 29, 2027, November 30, 2027, December 30, 2027, January 31, 2028, February 29, 2028, March 30, 2028, April 28, 2028, May 30, 2028, June 30, 2028, July 31, 2028, August 30, 2028, September 29, 2028, October 30, 2028, November 30, 2028, December 29, 2028, January 30, 2029, February 28, 2029, March 29, 2029, April 30, 2029, May 30, 2029, June 29, 2029, July 30, 2029, August 30, 2029, September 28, 2029, October 30, 2029, November 30, 2029, December 31, 2029, January 30, 2030, February 28, 2030, March 29, 2030, April 30, 2030, May 30, 2030, June 28, 2030, July 30, 2030, August 30, 2030, September 30, 2030, October 30, 2030, November 29, 2030, December 30, 2030, January 30, 2031, February 28, 2031, March 31, 2031, April 30, 2031, May 30, 2031, June 30, 2031, July 30, 2031, August 29, 2031, September 30, 2031 and October 30, 2031, subject to postponement for non-trading days and certain market disruption events

Call threshold level:	, which is 100% of the initial level
Early redemption payment:	The stated principal amount plus the contingent coupon with respect to the related interest period and any previously unpaid contingent coupons
Early redemption dates:

June 3, 2027, July 6, 2027, August 4, 2027, September 2, 2027, October 5, 2027, November 3, 2027, December 3, 2027, January 4, 2028, February 3, 2028, March 3, 2028, April 4, 2028, May 3, 2028, June 2, 2028, July 6, 2028, August 3, 2028, September 5, 2028, October 4, 2028, November 2, 2028, December 5, 2028, January 4, 2029, February 2, 2029, March 5, 2029, April 4, 2029, May 3, 2029, June 4, 2029, July 5, 2029, August 2, 2029, September 5, 2029, October 3, 2029, November 2, 2029, December 5, 2029, January 4, 2030, February 4, 2030, March 5, 2030, April 3, 2030, May 3, 2030, June 4, 2030, July 3, 2030, August 2, 2030, September 5, 2030, October 3, 2030, November 4, 2030, December 4, 2030, January 3, 2031, February 4, 2031, March 5, 2031, April 3, 2031, May 5, 2031, June 4, 2031, July 3, 2031, August 4, 2031, September 4, 2031, October 3, 2031 and November 4, 2031

Contingent coupon:

A contingent coupon at an annual rate of 14.25% will be paid on the securities on each coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date.

If the contingent coupon is not paid on any coupon payment date (because the closing level of the underlier is less than the coupon barrier level on the related observation date), such unpaid contingent coupon will be paid on a later coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. Any such unpaid contingent coupon will be paid on the first subsequent coupon payment date for which the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date; provided, however, in the case of any such payment of a previously unpaid contingent coupon, no additional interest shall accrue or be payable in respect of such unpaid contingent coupon from and after the end of the original interest period for such unpaid contingent coupon.

You will not receive payment for any unpaid contingent coupons if the closing level of the underlier is less than the coupon barrier level on each subsequent observation date.

Coupon payment dates:

As set forth under “Observation Dates and Coupon Payment Dates” below. If any coupon payment date is not a business day, the coupon payment with respect to such date, if any, will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day. The coupon payment, if any, with respect to the final observation date shall be made on the maturity date.

Coupon barrier level:	, which is 60% of the initial level*
Observation dates:	As set forth under “Observation Dates and Coupon Payment Dates” below, subject to postponement for non-trading days and certain market disruption events.
Payment at maturity per security:

If the securities have not been automatically redeemed prior to maturity, investors will receive (in addition to the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons, if payable) a payment at maturity determined as follows:

•If the final level is greater than or equal to the downside threshold level:

stated principal amount

•If the final level is less than the downside threshold level:

stated principal amount × performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

Final level:	The closing level of the underlier on the final observation date
Downside threshold level:	, which is 60% of the initial level*
Initial level:	, which is the closing level of the underlier on the strike date

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Performance factor:	final level / initial level
CUSIP:	61781TWR0
ISIN:	US61781TWR03
Listing:	The securities will not be listed on any securities exchange.

*As necessary, calculated levels will be rounded to three decimal places.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Observation Dates and Coupon Payment Dates

Observation Dates	Coupon Payment Dates
December 30, 2026	January 5, 2027
January 29, 2027	February 3, 2027
February 26, 2027	March 3, 2027
March 30, 2027	April 2, 2027
April 30, 2027	May 5, 2027
May 28, 2027	June 3, 2027
June 30, 2027	July 6, 2027
July 30, 2027	August 4, 2027
August 30, 2027	September 2, 2027
September 30, 2027	October 5, 2027
October 29, 2027	November 3, 2027
November 30, 2027	December 3, 2027
December 30, 2027	January 4, 2028
January 31, 2028	February 3, 2028
February 29, 2028	March 3, 2028
March 30, 2028	April 4, 2028
April 28, 2028	May 3, 2028
May 30, 2028	June 2, 2028
June 30, 2028	July 6, 2028
July 31, 2028	August 3, 2028
August 30, 2028	September 5, 2028
September 29, 2028	October 4, 2028
October 30, 2028	November 2, 2028
November 30, 2028	December 5, 2028
December 29, 2028	January 4, 2029
January 30, 2029	February 2, 2029
February 28, 2029	March 5, 2029
March 29, 2029	April 4, 2029
April 30, 2029	May 3, 2029
May 30, 2029	June 4, 2029
June 29, 2029	July 5, 2029
July 30, 2029	August 2, 2029
August 30, 2029	September 5, 2029
September 28, 2029	October 3, 2029
October 30, 2029	November 2, 2029
November 30, 2029	December 5, 2029
December 31, 2029	January 4, 2030
January 30, 2030	February 4, 2030
February 28, 2030	March 5, 2030
March 29, 2030	April 3, 2030
April 30, 2030	May 3, 2030
May 30, 2030	June 4, 2030
June 28, 2030	July 3, 2030
July 30, 2030	August 2, 2030
August 30, 2030	September 5, 2030
September 30, 2030	October 3, 2030
October 30, 2030	November 4, 2030
November 29, 2030	December 4, 2030
December 30, 2030	January 3, 2031
January 30, 2031	February 4, 2031
February 28, 2031	March 5, 2031
March 31, 2031	April 3, 2031
April 30, 2031	May 5, 2031
May 30, 2031	June 4, 2031
June 30, 2031	July 3, 2031
July 30, 2031	August 4, 2031
August 29, 2031	September 4, 2031
September 30, 2031	October 3, 2031
October 30, 2031	November 4, 2031
December 1, 2031 (final observation date)	December 4, 2031 (maturity date)

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Estimated Value of the Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. Our estimate of the value of the securities as determined on the pricing date will be within the range specified on the cover hereof and will be set forth on the cover of the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlier. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlier, instruments based on the underlier, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlier, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether the securities will be automatically redeemed with respect to a redemption determination date, whether a contingent coupon is payable with respect to an observation date and how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity. The following examples are for illustrative purposes only. Whether the securities are automatically redeemed prior to maturity will be determined by reference to the closing level of the underlier on each redemption determination date. Whether you receive a contingent coupon will be determined by reference to the closing level of the underlier on each observation date. The payment at maturity will be determined by reference to the closing level of the underlier on the final observation date. The actual initial level, call threshold level, coupon barrier level and downside threshold level will be determined on the strike date. All payments on the securities are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for ease of analysis. The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial level:	100.00*
Hypothetical call threshold level:	100.00, which is 100% of the hypothetical initial level
Hypothetical coupon barrier level:	60.00, which is 60% of the hypothetical initial level
Hypothetical downside threshold level:	60.00, which is 60% of the hypothetical initial level
Contingent coupon:

14.25% per annum (corresponding to approximately $11.875 per interest period per security). The actual contingent coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical contingent coupon of $11.875 is used in these examples for ease of analysis.

If the contingent coupon is not paid on any coupon payment date (because the closing level of the underlier is less than the coupon barrier level on the related observation date), such unpaid contingent coupon will be paid on a later coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. Any such unpaid contingent coupon will be paid on the first subsequent coupon payment date for which the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date.

*The hypothetical initial level of 100.00 for the underlier has been chosen for illustrative purposes only and does not represent the actual initial level of the underlier. Please see “Historical Information” below for historical data regarding the actual closing levels of the underlier.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

How to determine whether the securities will be automatically redeemed with respect to a redemption determination date:

	Closing Level of the Underlier	Early Redemption Payment
Hypothetical Redemption Determination Date #1	40.00 (less than the call threshold level)	N/A
Hypothetical Redemption Determination Date #2	150.00 (greater than or equal to the call threshold level)

The stated principal amount + the contingent coupon with respect to the related interest period and any previously unpaid contingent coupons

For more information, please see “How to determine whether a contingent coupon is payable with respect to an observation date (if the securities have not been previously automatically redeemed)” below.

On hypothetical redemption determination date #1, because the closing level of the underlier is less than the call threshold level, the securities are not automatically redeemed on the related early redemption date.

On hypothetical redemption determination date #2, because the closing level of the underlier is greater than or equal to the call threshold level, the securities are automatically redeemed on the related early redemption date for an early redemption payment equal to the stated principal amount plus the contingent coupon with respect to the related interest period and any previously unpaid contingent coupons. No further payments are made on the securities once they have been automatically redeemed.

If the closing level of the underlier is less than the call threshold level on each redemption determination date, the securities will not be automatically redeemed prior to maturity.

How to determine whether a contingent coupon is payable with respect to an observation date (if the securities have not been previously automatically redeemed):

	Closing Level of the Underlier	Payment per Security
Hypothetical Observation Date #1	95.00 (greater than or equal to the coupon barrier level)	$11.875
Hypothetical Observation Date #2	40.00 (less than the coupon barrier level)	$0
Hypothetical Observation Date #3	90.00 (greater than or equal to the coupon barrier level)	$11.875 + $11.875 = $23.75
Hypothetical Observation Date #4	25.00 (less than the coupon barrier level)	$0

On hypothetical observation date #1, because the closing level of the underlier is greater than or equal to the coupon barrier level, the contingent coupon is paid on the related coupon payment date.

On hypothetical observation date #2, because the closing level of the underlier is less than the coupon barrier level, no contingent coupon is paid on the related coupon payment date.

On hypothetical observation date #3, because the closing level of the underlier is greater than or equal to the coupon barrier level, investors receive the contingent coupon with respect to hypothetical observation date #3 as well as the previously unpaid contingent coupon with respect to hypothetical observation date #2.

On hypothetical observation date #4, because the closing level of the underlier is less than the coupon barrier level, no contingent coupon is paid on the related coupon payment date.

If the closing level of the underlier is less than the coupon barrier level on each observation date, you will not receive any contingent coupons for the entire term of the securities.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

How to calculate the payment at maturity (if the securities have not been automatically redeemed):

The hypothetical examples below illustrate how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity.

	Final Level	Payment at Maturity per Security
Example #1	140.00 (greater than or equal to the downside threshold level)

The stated principal amount + the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons

For more information, please see “How to determine whether a contingent coupon is payable with respect to an observation date (if the securities have not been previously automatically redeemed)” above.

Example #2	30.00 (less than the downside threshold level)	$1,000 × performance factor = $1,000 × (30.00 / 100.00) = $300.00

In example #1, the final level is greater than or equal to the downside threshold level. Therefore, investors receive at maturity the stated principal amount. Because the final level is also greater than or equal to the coupon barrier level, investors receive the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons. Investors do not participate in any appreciation of the underlier.

In example #2, the final level is less than the downside threshold level. Therefore, investors receive at maturity a payment that reflects a loss of 1% of principal for each 1% decline in the level of the underlier. Moreover, because the final level is also less than the coupon barrier level, investors do not receive a contingent coupon with respect to the final observation date or any previously unpaid contingent coupons.

If the securities have not been automatically redeemed prior to maturity and the final level is less than the downside threshold level, you will be exposed to the negative performance of the underlier at maturity, and your payment at maturity will be significantly less than the stated principal amount of the securities and could be zero.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, tax supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the repayment of any principal. If the securities have not been automatically redeemed prior to maturity and the final level is less than the downside threshold level, the payout at maturity will be an amount in cash that is significantly less than the stated principal amount of each security, and you will lose an amount proportionate to the full decline in the level of the underlier over the term of the securities. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

￭The securities do not provide for the regular payment of interest. The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the securities will pay a contingent coupon on a coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. However, if the closing level of the underlier is less than the coupon barrier level on any observation date, we will pay no coupon with respect to the applicable interest period. Any such unpaid contingent coupon will be paid on a subsequent coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. You will not receive payment for any such unpaid contingent coupon if the closing level of the underlier is less than the coupon barrier level on each subsequent observation date. It is possible that the closing level of the underlier will remain below the coupon barrier level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent coupons. If you do not earn sufficient contingent coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

￭Payment of the contingent coupon is based on the closing level of the underlier on only the related observation date at the end of the related interest period. Whether the contingent coupon will be paid on any coupon payment date will be determined at the end of the related interest period based on the closing level of the underlier on the related observation date. As a result, you will not know whether you will receive the contingent coupon on a coupon payment date until near the end of the relevant interest period. Moreover, because the contingent coupon is based solely on the closing level of the underlier on the observation dates, if the closing level of the underlier on any observation date is less than the coupon barrier level, you will not receive a contingent coupon with respect to the related interest period (or any previously unpaid contingent coupons), even if the closing level of the underlier was greater than or equal to the coupon barrier level on other days during that interest period.

￭Investors will not participate in any appreciation in the value of the underlier. Investors will not participate in any appreciation in the value of the underlier from the strike date to the final observation date, and the return on the securities will be limited to the contingent coupons that are paid with respect to the observation dates on which the closing level of the underlier is greater than or equal to the coupon barrier level. It is possible that the closing level of the underlier will remain below the coupon barrier level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent coupons.

￭The securities are subject to early redemption risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are automatically redeemed prior to maturity, you will receive no further payments on the securities, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed prior to the first redemption determination date.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of the underlier at any time will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underlier;

ointerest and yield rates in the market;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlier or markets generally;

othe availability of comparable instruments;

othe composition of the underlier and changes in such composition;

othe time remaining until the securities mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the closing level of the underlier is at, below or not sufficiently above the downside threshold level and/or coupon barrier level, or if market interest rates rise.

You can review the historical closing levels of the underlier in the section of this document called “Historical Information.” You cannot predict the future performance of the underlier based on its historical performance. The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the closing level of the underlier will be greater than or equal to the coupon barrier level on any observation date so that you will receive a contingent coupon with respect to the applicable interest period, or that the final level will be greater than or equal to the downside threshold level so that you do not suffer a significant loss on your initial investment in the securities.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities, and, therefore, you are subject to our credit risk. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is

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not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

￭The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the securities are, absent an exception, expected to withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlier(s)

￭Because your return on the securities will depend upon the performance of the underlier(s), in addition to any risks described further below, the securities are subject to the following risk(s) discussed in more detail in the accompanying product supplement. Capitalized terms used but not defined below have the meanings assigned to them under “Annex A – S&P 500 Gold Navigator 40% VT 6% Decrement Index (USD) ER.”

oAdjustments to the underlying index could adversely affect the value of the securities.

￭No assurance can be given that the investment strategy used to construct the underlying index will achieve its intended results or that the underlying index will be successful or will outperform any alternative index or strategy that might reference the E-mini S&P 500 futures contracts and gold futures contracts. The underlying index has been developed based on predetermined rules that may not prove to be advantageous or successful. In addition, the underlying index is not actively managed in response to discretionary market views, although S&P Dow Jones Indices LLC may make methodology changes, determinations or exceptions in accordance with its index policies.

￭The decrement of 6% per annum will adversely affect the performance of the underlying index in all cases, whether the underlying index appreciates or depreciates. The underlying index includes a decrement feature, whereby 6% per annum is deducted daily from the level of the underlying index. Because of the deduction of the decrement, the underlying index will underperform the performance of an identical index without such a decrement feature. The level of the underlying index may decline even if the prices of the E-mini S&P 500 futures contracts and gold futures contracts increase.

￭The underlying index is subject to risks associated with the use of significant leverage. At times, the underlying index will use significant leverage in an effort to achieve its target volatility. When the underlying index employs leverage for either of its Index Components, any declines in the prices of the E-mini S&P 500 futures contracts or gold futures contracts will be magnified, resulting in accelerated losses.

￭The underlying index may have limited aggregate exposure to both Index Components during the term of the securities. During the term of the securities, the underlying index may adjust its aggregate exposure to both Index Components to be below the maximum 500%. The underlying index may also reduce its aggregate exposure to the Index Components to below 100%. The underlying index adjusts its exposure to the Index Components based on the volatility of the E-mini S&P 500 futures contracts and gold futures contracts and the correlation between the two types of futures contracts. If the aggregate exposure of the underlying index to the Index Components is less than 100%, the portion by which aggregate exposure is below 100% will not be allocated to a cash component and will not earn interest or any other return. As a result, the underlying index will participate less than one-for-one in any appreciation of the Index Components, all else being equal. Any unused leverage or exposure capacity below the maximum 500% will likewise not generate a separate return. The 6.0% per annum decrement will continue to be deducted regardless of the level of aggregate exposure.

￭The realized volatility of the underlying index may differ, perhaps significantly, from the 40% target volatility. This may occur due to a number of factors, including but not limited to: differences between the volatility and correlation estimates used by the methodology and the actual realized volatility of the underlying index, inherent limitations relating to the parameters used in the

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underlying index’s volatility and correlation estimates, differences in official price publication times for the Equity Index and the Gold Index, the underlying index’s 5% no-rebalance rule, the 20-percentage-point per index calculation day cap on changes in the target weight of the Gold Index, the 50-percentage-point per index calculation day cap on changes in the final weight of the Equity Index, floors and caps on the underlying index’s exposure to the Index Components, and the implementation of the Equity Index back-solve when the Gold Index target weight is constrained by the 20-percentage-point corridor, including circumstances in which the recalculated Equity Index target weight may not fully restore the portfolio to the 40% target volatility level because of the applicable floors, caps and other methodology constraints.

￭There is a daily weight change cap on each of the Index Components, which may adversely affect the performance of the underlying index. The underlying index may not achieve its target volatility level due to a daily weight change cap on each of the Index Components. Because of the daily weight change cap on each of the Index Components, the change in the exposure of that Index Component to the relevant underlying futures contracts cannot exceed a certain amount from one index calculation day to the next. If there is a sudden significant change in the volatility of the relevant underlying futures contracts, a significantly greater change than the daily weight change cap of that Index Component may be required to maintain the underlying index’s volatility target, but the change implemented by the underlying index for that Index Component will in no event exceed 50 percentage points per index calculation day for the S&P 500 Futures (3-Day Roll) Index (USD) ER or 20 percentage points per index calculation day for the S&P GSCI Gold ER. As a result, the Index Component may retain significantly greater exposure to the relevant underlying futures contracts in a sharply falling market and, in turn, experience significantly greater losses, or may miss out on the potential for more highly leveraged participation in the appreciation of the relevant underlying futures contracts, than would be the case without the daily weight change cap. Any weight change of an Index Component may also affect the weight of the other Index Component under the methodology of the underlying index and thus both Index Components may be adversely affected by one Index Component’s daily weight change cap.

In addition, if the sum of the absolute changes from the final weights of both Index Components on the previous index calculation day to the target weights of both Index Components on the current index calculation day is 5% or less, the final weights of both Index Components will remain unchanged, which may cause the underlying index to retain exposures that differ from the target weights of each Index Component on the current index calculation day. All of the above factors may, in turn, adversely affect the performance of the underlying index.

￭The underlying index has very limited operating history. The underlying index was launched on June 12, 2026 and therefore has very limited live operating history. All index values for periods prior to that date are hypothetical and back-tested. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. The methodology used for the calculation and retrospective simulation of the underlying index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

￭As the underlying index is new and has very limited historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the underlying index prior to June 12, 2026 is hypothetical and back-tested. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

oS&P Dow Jones Indices LLC developed the rules of the underlying index with the benefit of hindsight - that is, with the benefit of being able to evaluate how the underlying index rules would have caused the underlying index to perform had it existed during the hypothetical back-tested period.

oThe hypothetical back-tested performance of the underlying index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this document are not necessarily representative of the market conditions that will exist in the future.

oIt is impossible to predict whether the underlying index will rise or fall. The actual future performance of the underlying index may bear little relation to the historical or hypothetical back-tested levels of the underlying index.

￭Higher future prices of a futures contract to which the underlying index is linked relative to its current prices may adversely affect the value of the underlying index and the value of the securities. The E-mini S&P 500 futures contracts are currently listed for trading on the Chicago Mercantile Exchange and the gold futures contracts are currently traded on the Commodity Exchange, also known as the COMEX, operated by the CME Group. As either of the individual contracts approaches expiration, it is replaced by a contract that has a later expiration. Thus, for example, a contract purchased and held in September may specify a December expiration. As time passes, the contract expiring in December is replaced by a contract for delivery in

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March. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the December contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.” While many futures contracts have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. It is also possible for the market for these contracts to be in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the market for these contracts could result in negative “roll yields,” which could adversely affect the value of the underlying index, and, accordingly, the value of the securities.

￭Suspensions or disruptions of market trading in futures markets could adversely affect the price of the securities. Securities, commodity and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying index, and, therefore, the value of the securities.

￭Legal and regulatory changes could adversely affect the return on and value of your securities. Futures contracts and options on futures contracts, including those related to the underlying index, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.

￭The securities are subject to risks associated with gold. One of the Index Components tracks the futures contracts of gold, which in turn are principally affected by the price of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time. Specific factors affecting the price of gold include economic factors, such as, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (as the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events, as well as wars and political and civil upheavals. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold-producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold markets. It is not possible to predict the aggregate effect of any or all of these factors. The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that such volatility will lessen.

￭If the Index is discontinued and no successor index is available, at maturity, Morgan Stanley will pay an alternate payment amount, if any, in lieu of the payment due at maturity. If S&P Dow Jones Indices LLC, as the Index Sponsor, discontinues publication of the underlying index and MS & Co., as the calculation agent, determines in its sole discretion that no successor index is available, then, on the date of that determination, the calculation agent will determine, in good faith and in a commercially reasonable manner, an alternate payment amount, which will equal its estimate of the value, if any, of the investors’ forgone opportunity to receive any payment at maturity, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the Index and its components and current and expected interest rates. The alternate payment amount, if any, will be paid at maturity. As a result, investors will have no more exposure to the Index once the calculation agent determines that no successor index is available to replace the discontinued Index, but will not receive the alternate payment amount until the maturity date. See “Additional Terms of the Securities—Discontinuance of the underlier” below.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities.

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￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the securities. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Historical Information

S&P 500 Gold Navigator 40% VT 6% Decrement Index (USD) ER Overview

Bloomberg Ticker Symbol: SPXGN406

The S&P 500 Gold Navigator 40% VT 6% Decrement Index (USD) ER (the “underlying index”) is a rules-based index that was developed by S&P Dow Jones Indices LLC and was established on June 12, 2026. The underlying index dynamically allocates its exposure between the S&P 500 Futures (3-Day Roll) Index (USD) ER and the S&P GSCI Gold ER, based on underlying index component volatility and correlation while seeking to maintain a 40% target volatility level. The underlying index is subject to a 6.0% per annum daily decrement. The underlying index is reported by Bloomberg Financial Markets under ticker symbol “SPXGN406.” For additional information about the S&P 500 Gold Navigator 40% VT 6% Decrement Index (USD) ER, see the information set forth under “Annex A – S&P 500 Gold Navigator 40% VT 6% Decrement Index (USD) ER” below.

The inception date for the underlying index was June 12, 2026. The information regarding the underlying index prior to June 12, 2026 is a hypothetical retrospective simulation calculated by the underlying index publisher using the same methodology as is currently employed for calculating the underlying index based on historical data. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to June 12, 2026. Such data must be considered illustrative only.

“S&P®” is a trademark of S&P® Global, Inc. For more information, see “Annex A – S&P 500 Gold Navigator 40% VT 6% Decrement Index (USD) ER” below.

The closing level of the underlying index on November 5, 2026 was 3,624.24. The following graph sets forth the hypothetical retrospective and daily closing levels of the underlying index for the period noted below. No assurance can be given as to the closing level of the underlying index at any time.

Underlier Daily Closing Levels June 12, 2026* to November 5, 2026

*The red vertical line indicates June 12, 2026, which is the date on which the underlying index was established. All information regarding the underlying index prior to June 12, 2026 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, tax supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Day-count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Interest period:

The period from and including the original issue date (in the case of the first interest period) or the previous scheduled coupon payment date, as applicable, to but excluding the following scheduled coupon payment date, with no adjustment for any postponement thereof.

Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Some definitions:

All references to an underlying index in the definitions of the following terms, as set forth under “Description of Securities—General Terms of Securities—Some Definitions” in the accompanying product supplement, shall be deemed to refer to an Index Component when read in conjunction with this document:

●market disruption event

●relevant exchange

All references to the securities constituting the underlying index in the sections of the accompanying product supplement called “Description of Securities—Postponement of Observation Date(s)” and “—Postponement of Payment Date(s) (Including the Maturity Date)” shall be deemed to refer to the Index Components, when read in conjunction with this document.

Discontinuance of the underlier:

The following provision supersedes in its entirety “Description of Securities—Additional Terms of Securities Linked to an Underlying Index or a Basket Index—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement:

If the underlying index publisher discontinues publication of the underlier and such underlying index publisher or another entity publishes a successor or substitute index that MS & Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued underlier (such index being referred to herein as a “successor index”), then any subsequent closing level will be determined by reference to the published value of such successor index at the regular weekday close of trading on any trading day that the closing level is to be determined, and, to the extent the closing level of such successor index differs from the closing level of the underlier at the time of such substitution, a proportionate adjustment will be made by the calculation agent to the initial level.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to The Depositary Trust Company, New York, New York (“DTC”), as holder of such securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the relevant securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the underlying index publisher discontinues publication of the underlier and the calculation agent determines, in its sole discretion, that no successor index is available, then, on the date of such determination, the calculation agent will determine, in good faith and in a commercially reasonable manner, an alternate payment amount, which will equal its estimate of the value, if any, of the investors’ forgone opportunity to receive any subsequent payment on the securities, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the underlier and its components and current and expected interest rates. The alternate payment amount, if any, will be paid at maturity.

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
United States federal income tax considerations:

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons, and any coupons as ordinary income, as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In particular, due to the terms of the securities and current market conditions, there is a risk that the securities could be characterized as debt instruments for U.S. federal income tax purposes, in which case the timing and character of income recognized in respect of the securities could be different from those described herein and possibly adverse to certain investors. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the securities, we would expect generally to treat the coupons paid to Non-U.S. Holders as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2029 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

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You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each security from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement and the tax supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the tax supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the tax supplement or in the prospectus. Each of the product supplement, the tax supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.

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Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Annex A – S&P 500 Gold Navigator 40% VT 6% Decrement Index (USD) ER

Overview

The S&P 500 Gold Navigator 40% VT 6% Decrement Index (USD) ER (the “underlying index”) is a rules-based index that was developed by S&P Dow Jones Indices LLC (“S&P DJI”) and was established on June 12, 2026. The underlying index dynamically allocates its exposure between the S&P 500 Futures (3-Day Roll) Index (USD) ER and the S&P GSCI Gold ER, based on underlying index component volatility and correlation while seeking to maintain a 40% target volatility level. The underlying index is subject to a 6.0% per annum daily decrement. The underlying index is reported by Bloomberg Financial Markets under ticker symbol “SPXGN406.”

Underlying Index Strategy

The underlying index was developed to provide exposure to positions in E-mini S&P 500 futures contracts and gold futures contracts (for more information about futures contracts, see “Overview of Futures Markets”), with a rules-based methodology that dynamically allocates exposure between the two underlying index components that respectively represent futures contracts on different asset classes. The S&P 500 Futures (3-Day Roll) Index (USD) ER is referred to as the “Equity Index” and the S&P GSCI Gold ER is referred to as the “Gold Index”. Each of the underlying index components below is also referred to as an “Index Component” and together as the “Index Components.”

The underlying index is an excess return index, which means that its performance will be based on changes in the settlement prices of the underlying futures contracts tracked by its Index Components. An excess return index is distinct from a total return index, which, in addition to changes in the settlement prices of the underlying futures contracts, would reflect interest on a hypothetical cash position collateralizing that futures contract. The underlying index does not include such a total return feature.

S&P 500 Futures (3-Day Roll) Index (USD) ER

The S&P 500 Futures (3-Day Roll) Index (USD) ER is an equity futures index that measures the performance of the nearest maturing quarterly E-mini S&P 500 futures contract trading on the Chicago Mercantile Exchange (the “CME”). E-mini S&P 500 futures contracts are U.S. dollar-denominated futures contracts based on the performance of the S&P 500 Index.

The S&P 500 Futures (3-Day Roll) Index (USD) ER is the excess return version of the S&P 500 Futures Index, which measures the performance of the nearest maturing quarterly E-mini S&P 500 futures contract trading on the CME. The S&P 500 Futures (3-Day Roll) Index (USD) ER includes a provision for the replacement of the E-mini S&P 500 futures contract as the contract approaches maturity (also referred to as “rolling” or “the roll”). This replacement occurs over a three-day rolling period every March, June, September and December, effective after the close of the sixth, seventh, and eighth business day preceding the last trading date of the futures contract. The S&P 500 Futures (3-Day Roll) Index (USD) ER rolls quarterly and distributes the weights equally each day over a three-day roll period.

The S&P 500 Index, which is calculated, maintained and published by S&P DJI, is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Newly added component stocks of the S&P 500 Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P Total Market Index. The S&P 500 Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

E-mini S&P 500 Futures

E-mini S&P 500 futures are U.S. dollar-denominated futures contracts based on the S&P 500 Index. Each contract is valued at $50 times the level of the S&P 500 Index. Contract prices are quoted in index points, with a minimum price increment of 0.25 index points, equal to $12.50 per contract.

E-mini S&P 500 Futures contracts are listed in quarterly March, June, September and December expirations in accordance with the applicable CME rules. Trading of the E-mini S&P 500 Futures contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the E-mini S&P 500 Futures contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of the futures contract is based on the opening prices of the component stocks in the S&P 500 Index, determined on the third Friday of the contract month.

S&P GSCI Gold ER

The S&P GSCI Gold ER is a sub-index of the S&P GSCI ER. It represents only the gold component of the S&P GSCI ER, a composite index of commodity sector returns, calculated, maintained and published daily by S&P. The S&P GSCI is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy. The S&P GSCI represents the return of a portfolio of the futures contracts for the underlying commodities. The S&P GSCI Gold ER references gold futures contracts traded on the Commodity Exchange, also known as the COMEX, operated by the CME

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Group. The COMEX trades gold futures contracts with monthly expiration dates. The S&P GSCI Gold ER is an excess return index and not a total return index.

Underlying Index Closing Level Calculation

On any day on which the level of the underlying index is calculated (an “index calculation day”), the underlying index updates its view of the degree of risk embedded within the Equity Index and the Gold Index and its view of the correlation between the two Index Components. The underlying index calculates short-term and long-term volatility estimates for each Index Component and short-term and long-term correlation estimates between the Index Components and, in each case, uses the estimate indicating the higher degree of risk. The goal is to use conservative estimates so that the underlying index will adjust its exposures if either measurement horizon indicates elevated risk.

Each index calculation day, the closing level of the underlying index will equal (i) the closing level of the underlying index on the previous index calculation day multiplied by (ii) the sum of one plus (x) the change in the closing level of the Equity Index, adjusted by its final weight on the previous index calculation day, and (y) the change in the closing level of the Gold Index, adjusted by its final weight on the previous index calculation day, (z) minus a 6.0% per annum daily decrement. The prior final weights used in the daily index-level calculation are the final weights from the previous index calculation day. The 6.0% per annum decrement is prorated by the actual number of calendar days between index calculation days on an Actual/365 basis (see “Decrement Deduction”). The underlying index looks to achieve a 40% target volatility level by balancing the final weights of both Index Components using the overall risk estimate for each Index Component obtained as described in the preceding paragraph. The final weight of each Index Component is determined, in turn, based on the respective target weight of that Index Component.

The final weight for each Index Component is calculated as follows:

1.The absolute change from each Index Component’s final weight on the previous index calculation day to the target weight on the index calculation day is calculated. If the sum of the absolute target weight changes for both Index Components is within 5% (inclusive), the final weights for both Index Components will not be adjusted and remain the same as on the previous index calculation day (the “5% no-rebalance rule”).

2.Otherwise, the final weight of the Gold Index will equal its target weight. The final weight of the Equity Index will equal its target weight, subject to a limit of 50 percentage points above or below the final weight of the Equity Index on the previous index calculation day.

The target weight of each Index Component is calculated separately according to whether certain conditions are met and takes into consideration various factors such as the volatility of each Index Component and the correlation between the two Index Components. In general, the underlying index seeks to maintain at least 100% exposure to the Equity Index by applying a 100% floor in the calculation of the Equity Index target weight and, where feasible, making corresponding adjustments to the target weight of the Gold Index. The target-weight calculations for the two Index Components are interdependent, such that a change in the target weight of one Index Component may result in a change in the target weight calculation of the other. However, the target weight of the Equity Index may fall below 100% in specified risk-control circumstances. In addition, there is a 20-percentage-point cap on the change in the target weight of the Gold Index from its final weight on the previous index calculation day. The change in the target weight of the Gold Index is generally more restricted than the change in the target weight of the Equity Index. A number of intermediate weights are also calculated as part of the target-weight process to apply the methodology’s floors, caps, corridor and other constraints while seeking to achieve the intended target volatility level.

Specifically, the target weight of each Index Component is calculated as follows:

Calculating the weight for each Index Component

Target weight of the Equity Index

On the initial calculation date, the target weights are calculated under the methodology’s separate initial target-weight provisions. On subsequent index calculation days, the target weight of the Equity Index is calculated as follows:

If,	Then,

The target weight of the Gold Index on the index calculation day is 0% and the target weight of the Gold Index is not equal to the final Gold weight on the previous index calculation day plus or minus 20 percentage points

The target weight of the Equity Index is equal to the least of 500%, the floor weight of the Equity Index and the quotient of 40% divided by the volatility of the Equity Index for the previous index calculation day, subject to a minimum of 0%

The target weight of the Gold Index on the index calculation day is 0% and the target weight of the Gold Index is equal to the final Gold weight on the previous	The target weight of the Equity Index is equal to the least of 500%, the corridor weight of the Equity Index and the quotient of 40% divided by the

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index calculation day plus or minus 20 percentage points	volatility of the Equity Index for the previous index calculation day, subject to a minimum of 0%

The target weight of the Gold Index on the index calculation day is not 0% and the target weight of the Gold Index is not equal to the final Gold weight on the previous index calculation day plus or minus 20 percentage points

The target weight of the Equity Index is equal to the floor weight of the Equity Index

The target weight of the Gold Index on the index calculation day is not 0% and the target weight of the Gold Index is equal to the final Gold weight on the previous index calculation day plus or minus 20 percentage points

The target weight of the Equity Index is equal to the corridor weight of the Equity Index

The target weight of the Equity Index calculated based on the table above will be used in the final weight calculation for the relevant index calculation day.

For more information on how the target weight of the Gold Index, the floor weight of the Equity Index and the corridor weight of the Equity Index are derived, see “Target weight of the Gold Index” and “Corridor weight, floor weight and optimal weight of the Equity Index.”

Corridor weight, floor weight and optimal weight of the Equity Index

The corridor weight, floor weight and optimal weight of the Equity Index are calculated based on, among other factors, a risk estimate and volatility of the Equity Index for the previous index calculation day, a risk estimate and volatility of the Gold Index for the previous index calculation day and the correlation of the Index Components for the previous index calculation day.

The corridor weight of the Equity Index is used when the Gold target-weight corridor is binding, meaning that the Gold target weight is equal to the final Gold weight on the previous index calculation day plus or minus 20 percentage points. For more information on how the target weight of the Gold Index is derived, see “Target weight of the Gold Index”.

The floor weight of the Equity Index is generally used to maintain at least 100% exposure to the Equity Index in cases when the optimal weight of the Equity Index is calculated to be below 100%. The optimal weight of the Equity Index is itself subject to a cap of 500% and a minimum floor of 0%.

However, neither the corridor weight nor the floor weight of the Equity Index is a guarantee that the exposure to the Equity Index will always be at least 100%.

Target weight of the Gold Index

On the initial calculation date, the target weight of the Gold Index is equal to its floor weight. On subsequent index calculation days, the target weight of the Gold Index is derived from its floor weight and is constrained to lie within a corridor of 20 percentage points above or below the final weight of the Gold Index on the previous index calculation day. Accordingly, the Gold target weight equals its floor weight if that floor weight falls within the corridor and otherwise equals the applicable corridor boundary. If the 5% no-rebalance rule is satisfied, the final weight of the Gold Index will equal its final weight from the prior index calculation day. Otherwise, the target weight of the Gold Index will be used as the final weight. For more information on how the floor weight of the Gold Index is derived, see “Floor weight and optimal weight of the Gold Index”.

Floor weight and optimal weight of the Gold Index

The floor weight and optimal weight of the Gold Index are calculated based on, among other factors, a risk estimate and volatility of the Equity Index for the previous index calculation day, a risk estimate and volatility of the Gold Index for the previous index calculation day and the correlation of the Index Components for the previous index calculation day.

The floor weight of the Gold Index is used as a variable to adjust the target weight of the Gold Index depending on the optimal weight of the Equity Index. If the optimal weight of the Equity Index is at least 100%, the floor weight of the Gold Index equals its optimal weight. If the optimal weight of the Equity Index is below 100%, the floor weights of the Equity Index and Gold Index are determined under the methodology’s floor-weight calculations, subject to the applicable caps, minimums and feasibility conditions. For more information on how the optimal weight of the Equity Index is derived, see “Corridor weight, floor weight and optimal weight of the Equity Index.”

Decrement Deduction

The underlying index applies a 6.0% per annum daily decrement that will adversely affect the performance of the underlying index in all cases, regardless of whether the underlying index appreciates or depreciates. The 6.0% per annum decrement is prorated by the actual number of calendar days between index calculation days on an Actual/365 basis. The decrement feature is applied so that 6.0% per

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annum is deducted daily from the closing level of the underlying index. The decrement is applied daily after any leverage has been applied and is not itself leveraged. Because of the deduction of the decrement, the underlying index will underperform the performance of an identical index without such a decrement feature.

Overview of Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. As of the date of this document, the futures contracts are exchange-traded futures contracts. A futures contract provides for a specified settlement month in which the cash settlement is made by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. However, the underlying index is not a total return index and does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts.

At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm that is a member of the clearing house.

Futures exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.

The securities are not sponsored, endorsed, sold or promoted by S&P DJI. S&P DJI makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in the securities or the ability of the underlying index to track general stock market performance. The underlying index is determined, composed and calculated by S&P DJI without regard to us or the securities. S&P DJI has no obligation to take our needs or the needs of the owners of the securities into consideration in determining, composing or calculating the underlying index. S&P DJI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P DJI has no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DJI DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE UNDERLYING INDEX, THE INDEX COMPONENTS OR ANY DATA INCLUDED THEREIN. S&P DJI MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE UNDERLYING INDEX, THE INDEX COMPONENTS OR ANY DATA INCLUDED THEREIN. S&P DJI MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE UNDERLYING INDEX, THE INDEX COMPONENTS OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P DJI HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.